Exhibit 99.1

CONTACT:	Hilary Ginsberg
(212) 822-0767

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

New York, NY, February 13, 2020 - Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI) today reported financial results for the quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Highlights

•	Reported net income available to common stockholders for the three months ended December 31, 2019 of $68.5 million, or $0.42 per diluted share of common stock;

•	Reported Operating Earnings (a non-GAAP financial measure defined below) for the three months ended December 31, 2019 of $70.9 million, or $0.46 per diluted share of common stock;

•	Generated $81.4 million of net interest income during the quarter from the Company’s $6.4 billion commercial real estate loan portfolio;

•	Committed $2.2 billion to new commercial real estate loans ($1.2 billion of which was funded at closing) and funded an additional $143.3 million for loans closed prior to the quarter; and

•	Declared a $0.46 dividend per share of common stock for the three months ended December 31, 2019.

2019 Highlights

•	Reported net income available to common stockholders of $211.6 million, or $1.40 per diluted share of common stock, for the year ended December 31, 2019;

•

Reported Operating Earnings of $268.4 million, or $1.80 per diluted share of common stock, for the year ended December 31, 2019; excluding the realized loss on investments (described below), Operating Earnings were $280.9 million, or $1.89 per diluted share of common stock, for the year ended December 31, 2019;

•

Committed $4.2 billion to new commercial real estate loans ($3.0 billion of which was funded during the year ended December 31, 2019) and funded an additional $416.1 million for loans closed prior to 2019;

•

Closed a $500.0 million seven-year senior secured term loan priced at LIBOR plus 2.75% (priced at 99.5% of par), and entered into an interest rate swap to fix LIBOR at 2.12%, effectively fixing ARI’s all-in coupon at 4.87%;

•

Issued 17,250,000 shares of common stock in an underwritten public offering, which generated net proceeds of $314.8 million; ARI used a portion of the net proceeds for the redemption of all of the outstanding 8.00% Series C Cumulative Redeemable Perpetual Preferred Stock, which had a liquidation preference of $172.5 million; and

•	Declared dividends per share of common stock totaling $1.84 during the year ended December 31, 2019.

Fourth Quarter 2019 Investment Activity

New Investments - During the fourth quarter of 2019, ARI committed capital to the following commercial real estate loans:

•	$2.2 billion of first mortgage loans ($1.2 billion of which were funded during the quarter)

Funding of Previously Closed Loans - During the fourth quarter of 2019, ARI funded $143.3 million for loans closed prior to the quarter.

Loan Repayments - During the fourth quarter of 2019, ARI received $1.2 billion from loan repayments, comprised of $875.3 million from first mortgage loans and $318.6 million from subordinate loans.

Year End Commercial Real Estate Loan Portfolio Summary

The following table sets forth certain information regarding the Company’s commercial real estate loan portfolio at December 31, 2019 ($ amounts in thousands):

Description	Amortized Cost	Weighted- Average Coupon (1)	Weighted- Average All-in Yield (1) (2)	Secured Debt (3)	Cost of Funds	Equity at Cost (4)
Commercial mortgage loans, net	$5,326,967	5.3%	6.0%	$3,095,556	3.3%	$2,231,411
Subordinate loans and other lending assets, net	1,048,126	12.8%	14.1%	—	—	1,048,126

Total/Weighted-Average	$6,375,093	6.5%	7.4%	$3,095,556	3.3%	$3,279,537

(1)	Weighted-Average Coupon and Weighted-Average All-in Yield are based on the applicable benchmark rates as of December 31, 2019 on the floating rate loans.
(2)

Weighted-Average All-in Yield includes the amortization of deferred origination fees, loan origination costs and accrual of both extension and exit fees. Yield excludes the benefit of forward points on currency hedges related to loans denominated in currencies other than USD.

(3)	Gross of deferred financing costs of $17.2 million.
(4)	Represents loan portfolio at amortized cost less secured debt outstanding.

Book Value

The Company’s book value per share of common stock was $16.03 at December 31, 2019 as compared to book value per share of common stock of $16.02 at September 30, 2019.

2020 Dividend

The board of directors declared a $0.40 dividend per share of common stock, which is payable on April 15, 2020 to common stockholders of record on March 31, 2020. Subject to the discretion and approval of the board of directors, the Company expects the dividend per share of common stock for the remainder of 2020 to be $0.40 per quarter.

Commenting on the dividend, Stuart Rothstein, Chief Executive Officer and President of ARI said: “When setting the dividend, ARI’s board of directors consider multiple factors, including the level of Operating Earnings the current loan portfolio is expected to produce, the achievable risk-adjusted levered returns on equity (“ROE’s”) ARI can generate when reinvesting capital and the appropriate level of leverage to use in order to achieve underwritten ROEs. While 2019 was another record year for ARI in terms of origination volume, with over $4.2 billion of capital committed to investments in commercial real estate credit transactions, the expected ROE generated from ARI’s portfolio declined. This was due to several factors, including the repayment of older-vintage, higher yielding mezzanine loans, lower yields on newly originated loans consistent with market conditions, a notable shift in the forward LIBOR curve and the continued implementation of our strategic decision to shift the composition of ARI’s portfolio into senior loans. Consistent with this shift in strategy, at year end 2019, 68% of ARI’s net equity was invested in first mortgages, as compared to 32% at the end of 2015.”

Mr. Rothstein continued: “Since inception, we have focused on delivering an attractive and stable dividend, which is supported by high quality earnings and reflects our ongoing approach to investment discipline, portfolio risk management and the prudent use of leverage. We believe the new dividend level set by the board of directors is consistent with that approach.”

Subsequent Events

The following events occurred subsequent to quarter end:

New Investments - Subsequent to quarter end, ARI committed capital to the following commercial real estate loans:

•	$560.9 million of first mortgage loans ($438.6 million of which were funded during the quarter)

Funding of Previously Closed Loans - Subsequent to quarter end, ARI funded $49.2 million for previously closed loans.

Loan Repayments - Subsequent to quarter end, ARI received $191.7 million from loan repayments, including $113.6 million from first mortgage loans and $81.5 million from subordinate loans.

Operating Earnings

Operating Earnings is a non-GAAP financial measure that the Company defines as net income available to common stockholders, computed in accordance with GAAP, adjusted for (i) equity-based compensation expense (a portion of which may become cash-based upon final vesting and settlement of awards should the holder elect net share settlement to satisfy income tax withholding), (ii) any unrealized gains or losses or other non-cash items included in net income available to common stockholders, (iii) unrealized income from unconsolidated joint ventures, (iv) foreign currency gains/(losses), other than (a) realized gains/(losses) related to interest income, and (b) forward point gains/(losses) realized on the Company’s foreign currency hedges, (v) the non-cash amortization expense related to the reclassification of a portion of the Company’s convertible senior notes (the “Notes”) to stockholders’ equity in accordance with GAAP, and (vi) provision for loan losses and impairments. Beginning with the quarter ended December 31, 2018, the Company modified its definition of Operating Earnings to include the impact from forward points on its foreign currency hedges, which reflect the interest rate differentials between the applicable base rate for its foreign currency investments and USD LIBOR. These forward contracts effectively convert the rate exposure to USD LIBOR, resulting in additional interest income earned in U.S. dollar terms. These amounts may not be included in GAAP net income in the same period as this adjustment. Generally these amounts would be included in prior period GAAP net income as unrealized gains on forward currency contracts.

The weighted-average diluted shares outstanding used for Operating Earnings per weighted-average diluted share has been adjusted from weighted-average diluted shares under GAAP to exclude shares issued from a potential conversion of the Notes. Consistent with the treatment of other unrealized adjustments to Operating Earnings, these potentially issuable shares are excluded until a conversion occurs, which the Company believes is a useful presentation for investors. The Company believes that excluding shares issued in connection with a potential conversion of the Notes from the Company’s computation of Operating Earnings per weighted-average diluted share is useful to investors for various reasons, including the following: (i) conversion of the Notes to shares requires both the holder of a Note to elect to convert the Note and for the Company to elect to settle the conversion in the form of shares (ii) future conversion decisions by Note holders will be based on the Company’s stock price in the future, which is presently not determinable; (iii) the exclusion of shares issued in connection with a potential conversion of the Notes from the computation of Operating Earnings per weighted-average diluted share is consistent with how the Company treats other unrealized items in the computation of Operating Earnings per weighted-average diluted share; and (iv) the Company believes that when evaluating its operating performance, investors and potential investors consider the Operating Earnings relative to the actual distributions, which are based on shares outstanding and not shares that might be issued in the future

In order to evaluate the effective yield of the portfolio, the Company uses Operating Earnings to reflect the net investment income of its portfolio as adjusted to include the net interest expense related to its derivative instruments. Operating Earnings allows the Company to isolate the net interest expense associated with its swaps in order to monitor and project its full cost of borrowings. The Company also believes that its investors use Operating Earnings, or a comparable supplemental performance measure, to evaluate and compare the performance of the Company and its peers and, as such, the Company believes that the disclosure of Operating Earnings is useful to its investors. In addition, during 2018, the Company recorded a loss on early extinguishment of debt associated with exchanges and conversions of the 2019 Notes. The Company believes it is non-recurring and not reflective of its ongoing operations. For further discussion on the exchanges and conversions of the 2019 Notes, refer to “Note 9 - Convertible Senior Notes, Net” of the Company’s 10-K. Forward points effectively convert the Company’s foreign rate exposure to USD LIBOR, which the Company believes is a better reflection of its operating results and ARI believes the inclusion of the resulting gain or loss in Operating Earnings is useful to its investors. The Company believe it is useful to the investors to also present Operating Earnings excluding realized loss on investments and loss on early extinguishment of debt to reflect the Company’s operating results. The Company’s operating results are primarily comprised of earning interest income on their investments net of borrowing and administrative costs.

A significant limitation associated with Operating Earnings as a measure of the Company’s financial performance over any period is that it excludes unrealized gains (losses) from investments. In addition, the Company’s presentation of Operating Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Operating Earnings should not be considered as a substitute for the Company’s GAAP net income as a measure of its financial performance or any measure of its liquidity under GAAP.

Reconciliation of Operating Earnings to Net Income Available to Common Stockholders

The table below reconciles Operating Earnings, Operating Earnings per share of common stock and Operating Earnings excluding realized loss on investments and loss on early extinguishment of debt with net income available to common stockholders and net income available to common stockholders per share of common stock for the three months and years ended December 31, 2019 and December 31, 2018, respectively ($ amounts in thousands, except per share data):

	Three months ended December 31, 2019	Earnings Per Share(1)	Three months ended December 31, 2018	Earnings Per Share(1)
Operating Earnings:
Net income available to common stockholders	$68,517	$0.44	$46,155	$0.34
Adjustments:
Equity-based compensation expense	3,813	0.03	2,184	0.02
(Gain) loss on foreign currency forwards	43,044	0.28	(10,261)	(0.08)
Unrealized gain on interest rate swap	(8,950)	(0.06)	—	—
Foreign currency (gain) loss, net	(39,830)	(0.26)	6,761	0.05
Realized gains relating to interest income on foreign currency hedges, net(2)	290	—	535	—
Realized gains relating to forward points on foreign currency hedges, net	3,237	0.02	635	0.01
Amortization of the convertible senior notes related to equity reclassification	743	0.01	934	0.01
Provision for loan losses and impairments	—	—	15,000	0.11

Total adjustments:	2,347	0.02	15,788	0.12

Operating Earnings	$70,864	$0.46	$61,943	$0.46

Basic weighted-average shares of common stock outstanding	153,537,074		133,852,915
Weighted-average diluted shares - Operating Earnings
Weighted-average diluted shares - GAAP	182,070,345		163,900,633
Weighted-average unvested restricted stock units (“RSUs”)	1,809,871		1,598,665
Reversal of hypothetical conversion of the convertible senior notes	(28,533,271)		(30,047,718)

Weighted-average diluted shares - Operating Earnings	155,346,945		135,451,580

(1)	May not foot due to rounding.
(2)	Per share amount rounds to zero for the three months ended December 31, 2019 and 2018.

Computation of Share Count for Operating Earnings

Basic weighted-average shares of common stock outstanding	153,537,074	133,852,915
Weighted-average unvested RSUs	1,809,871	1,598,665

Weighted-average diluted shares - Operating Earnings	155,346,945	135,451,580

	Year ended December 31, 2019	Earnings Per Share(1)	Year ended December 31, 2018	Earnings Per Share(1)

Operating Earnings:
Net income available to common stockholders	$211,649	$1.42	$192,646	$1.53
Adjustments:
Equity-based compensation expense	15,897	0.11	13,588	0.11
Unrealized loss on interest rate swap	14,470	0.10	—	—
(Gain) loss on foreign currency forwards	14,425	0.10	(39,058)	(0.31)
Foreign currency (gain) loss, net	(19,818)	(0.13)	30,335	0.24
Realized gains relating to interest income on foreign currency hedges, net	1,904	0.01	867	0.01
Realized gains relating to forward points on foreign currency hedges, net	6,789	0.05	1,068	0.01
Amortization of the convertible senior notes related to equity reclassification	3,105	0.02	3,958	0.03
Provision for loan losses and impairments, net of reversals	20,000	0.13	20,000	0.16

Total adjustments:	56,772	0.39	30,758	0.25

Operating Earnings	$268,421	$1.80	$223,404	$1.78

Realized loss on investments	12,513	0.08	—	—
Loss on early extinguishment of debt	—	—	2,573	0.02

Operating Earnings excluding realized loss on investments and loss on early extinguishment of debt	$280,934	$1.89	$225,976	$1.80

Basic weighted-average shares of common stock outstanding	146,881,231		124,147,073
Weighted-average diluted shares - Operating Earnings
Weighted-average diluted shares - GAAP	175,794,896		153,821,515
Weighted-average unvested RSUs	1,836,210		1,612,676
Reversal of hypothetical conversion of the convertible senior notes	(28,913,665)		(29,674,442)

Weighted-average diluted shares - Operating Earnings	148,717,441		125,759,749

(1)	May not foot due to rounding.

Computation of Share Count for Operating Earnings

Basic weighted-average shares of common stock outstanding	146,881,231	124,147,073
Weighted-average unvested RSUs	1,836,210	1,612,676

Weighted-average diluted shares - Operating Earnings	148,717,441	125,759,749

Teleconference Details:

The Company will host a conference call to discuss its financial results on Friday, February 14, 2020 at 10:00 a.m. ET. Members of the public who are interested in participating in the Company’s fourth quarter and full year 2019 earnings teleconference call should dial from the U.S., (877) 331-6553, or from outside the U.S., (760) 666-3769, shortly before 10:00

a.m. and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 3794703). Please note the teleconference call will be available for replay beginning at 1:00 p.m. on Friday, February 14, 2020 and ending at midnight on Friday, February 21, 2020. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 3794703.

Webcast:

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

Supplemental Information

The Company provides supplemental financial information to offer more transparency into its results and make its reporting more informative and easier to follow. The supplemental financial information is available in the investor relations section of the Company’s website at www.apolloreit.com.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, acquires, invests in and manages performing commercial first mortgage loans, subordinate financings, and other commercial real estate-related debt investments. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, Inc., a leading global alternative investment manager with approximately $331.1 billion of assets under management as of December 31, 2019.

Additional information can be found on the Company’s website at www.apolloreit.com.

Dividend Reinvestment Plan

The Company adopted a Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides new investors and existing holders of the Company’s common stock with a convenient and economical method to purchase shares of its common stock. By participating in the Plan, participants may purchase additional shares of the Company’s common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s common stock. In addition, the Plan permits participants to make optional cash investments of up to $10,000 per month, and, with the Company’s prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of the Company’s common stock.

The Plan is administered by Equiniti Trust Company (“Equiniti”). Stockholders and other persons may obtain a copy of the Plan prospectus and an enrollment form by contacting Equiniti at (800) 468-9716 or (651) 450-4064, if outside the United States, or visiting Equiniti’s website at www.shareowneronline.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words believe, expect, anticipate, estimate, plan, continue, intend, should, may or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Consolidated Balance Sheets (in thousands-except share data)

	December 31, 2019	December 31, 2018
Assets:
Cash and cash equivalents	$452,282	$109,806
Commercial mortgage loans, net (includes $4,852,087 and $3,197,900 pledged as collateral under secured debt arrangements in 2019 and 2018, respectively)	5,326,967	3,878,981
Subordinate loans and other lending assets, net	1,048,126	1,048,612
Other assets	52,716	33,720
Loan proceeds held by servicer	8,272	1,000
Derivative assets, net	—	23,700

Total Assets	$6,888,363	$5,095,819

Liabilities and Stockholders’ Equity
Liabilities:
Secured debt arrangements, net (net of deferred financing costs of $17,190 and $17,555 in 2019 and 2018, respectively)	$3,078,366	$1,879,522
Convertible senior notes, net	561,573	592,000
Senior secured term loan, net (net of deferred financing costs of $7,277 and $0 in 2019 and 2018, respectively)	487,961	—
Accounts payable, accrued expenses and other liabilities	100,712	104,746
Derivative liabilities, net	19,346	—
Payable to related party	10,430	9,804

Total Liabilities	$4,258,388	$2,586,072
Commitments and Contingencies (see Note 15)
Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
Series B preferred stock, 6,770,393 shares issued and outstanding ($169,260 liquidation preference)	68	68
Series C preferred stock, 0 and 6,900,000 shares issued and outstanding ($0 and $172,500 liquidation preference) in 2019 and 2018, respectively	—	69
Common stock, $0.01 par value, 450,000,000 shares authorized, 153,537,296 and 133,853,565 shares issued and outstanding in 2019 and 2018, respectively	1,535	1,339
Additional paid-in-capital	2,825,317	2,638,441
Accumulated deficit	(196,945)	(130,170)

Total Stockholders’ Equity	2,629,975	2,509,747

Total Liabilities and Stockholders’ Equity	$6,888,363	$5,095,819

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands-except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Net interest income:
Interest income from commercial mortgage loans	$85,595	$75,275	$322,475	$263,709
Interest income from subordinate loans and other lending assets, net	39,630	34,944	164,933	140,180
Interest expense	(43,779)	(32,413)	(152,926)	(114,597)

Net interest income	81,446	77,806	334,482	289,292
Operating expenses:
General and administrative expenses (includes equity-based compensation of $3,813 and $15,897 in 2019 and $2,184 and $13,588 in 2018)	(5,533)	(3,977)	(24,097)	(20,470)
Management fees to related party	(10,428)	(9,804)	(40,734)	(36,424)

Total operating expenses	(15,961)	(13,781)	(64,831)	(56,894)
Other income	682	465	2,113	1,438
Provision for loan losses and impairments, net of reversals	—	(15,000)	(20,000)	(20,000)
Realized loss on investments	—	—	(12,513)	—
Foreign currency gain (loss)	39,830	(6,761)	19,818	(30,335)
Loss on early extinguishment of debt	—	—	—	(2,573)
Gain (loss) on foreign currency forwards (includes unrealized gains (losses) of $(40,605) and $(28,576) in 2019 and $8,359 and $29,345 in 2018)	(43,044)	10,261	(14,425)	39,058
Gain (loss) on interest rate swap	8,950	—	(14,470)	—

Net income	$71,903	$52,990	$230,174	$219,986

Preferred dividends	(3,386)	(6,835)	(18,525)	(27,340)

Net income available to common stockholders	$68,517	$46,155	$211,649	$192,646

Net income per share of common stock:
Basic	$0.44	$0.34	$1.41	$1.52
Diluted	$0.42	$0.34	$1.40	$1.48

Basic weighted-average shares of common stock outstanding	153,537,074	133,852,915	146,881,231	124,147,073

Diluted weighted-average shares of common stock outstanding	182,070,345	163,900,633	175,794,896	153,821,515